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                                                                    EXHIBIT 99.6



                                    CONSENT

                                 March 1, 1999

USA Networks, Inc.
152 West 57th Street
New York, New York 10019


     The undersigned acknowledges that he is named as a person expected to become a member of the boards of directors of USA Networks, Inc. and USANi LLC (collectively, the "Issuers") in the Issuers' Registration Statement on Form S-4, as amended, relating to the offer to exchange 6 3/4% Senior Notes due 2005 for any and all of their outstanding 6 3/4% Senior Notes due 2005, and consents to the use of his name in that regard.


                                             Sincerely,




                                             /s/ Barry Baker
                                             -------------------
                                                 Barry Baker